Exhibit 99.1

Veracyte Releases Preliminary Third Quarter 2016 Financial Results

Quarterly Revenue Expected to Be $18.6 Million

Conference Call Scheduled for November 3, 2016

SOUTH SAN FRANCISCO, Calif., October 17, 2016 – Veracyte, Inc. (NASDAQ: VCYT), a genomic diagnostics company that reduces unnecessary surgeries and healthcare costs by resolving diagnostic uncertainty, today released preliminary unaudited financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Preliminary Financial Results:

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Revenue for the third quarter of 2016 is expected to be $18.6 million, an increase of 51%, compared to $12.3 million for the third quarter of 2015. This includes an estimated $3.5 million increase due to the accrual of tests that would have previously been recognized upon cash receipt.

•	Afirma® Gene Expression Classifier (GEC) test volume was 5,740 tests, an increase of 14%, compared to the same period in 2015.

•	Operating expenses for the third quarter 2016 are estimated to be $23.5 to $23.8 million, compared to $21.2 million in the third quarter of 2015 and $25.2 million in the second quarter of 2016.

•	Net loss is expected to be $5.6 to $5.9 million, or $0.20 to $0.21 per common share, versus a net loss of $8.9 million, or $0.32 per common share, for the same period in 2015.

•	Cash and cash equivalents as of September 30, 2016 is expected to be $31.7 million, as compared with $39.0 million at June 30, 2016.

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Cash burn for the quarter is expected to be $7.3 million and includes $4.0 million in final payments to Sanofi Genzyme under Veracyte’s U.S. co-promotion agreement, which was terminated in September 2016.

“Our strong preliminary financial results for the quarter provide compelling evidence that our reimbursement strategy is working,” said Bonnie Anderson, Veracyte’s president and chief executive officer. “Specifically, our significant success in securing payer contracts and reimbursement for the Afirma GEC is resulting in faster, more predictable payments. Our Afirma GEC test volume for the quarter aligns with our expectations and reflects the seasonal cadence of our business. Additionally, we have exercised significant financial discipline while building out our sales and marketing team to drive Afirma GEC growth and initiate commercial expansion of our Percepta® Bronchial Genomic Classifier.”

Veracyte’s third quarter 2016 estimated results are preliminary and subject to completion of its financial statements for the quarter ended September 30, 2016 and the review of those financial statements by the company’s independent registered public accounting firm. The company will discuss 2016 full-year guidance on its third quarter conference call.

Third Quarter 2016 Conference Call and Webcast
Veracyte’s detailed third quarter 2016 financial results and business review will be released after close of market on Thursday, November 3, 2016 and the company will host a conference call and webcast on the same day at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the results and business progress.

The live webcast and subsequent replay may be accessed by visiting Veracyte's website at http://investor.veracyte.com. Alternatively, please call (855) 541-0980 (U.S.) or (970) 315-0440 (international) to listen to the conference call. The conference ID number is 94530436. The webcast replay will be available on the company's website approximately two hours following completion of the call and archived on the company’s website for 90 days.

About Veracyte
Veracyte (NASDAQ: VCYT) is pioneering the field of molecular cytology, offering genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s Afirma® Thyroid FNA Analysis centers on the proprietary Afirma Gene Expression Classifier (GEC) and is becoming a new standard of care in thyroid nodule assessment. The Afirma test is recommended in leading practice guidelines and is covered for 185 million lives in the United States, including through Medicare and many commercial insurance plans. Veracyte is expanding its molecular cytology franchise to other clinical areas, beginning with difficult-to-diagnose lung diseases. In 2015, the company launched the Percepta® Bronchial Genomic Classifier, a test to evaluate patients with lung nodules that are suspicious for cancer, which has already received draft Medicare coverage. In the fourth quarter of 2016, Veracyte plans to launch its second pulmonology product, the Envisia™ Genomic Classifier, to improve diagnosis of interstitial lung diseases, including idiopathic pulmonary fibrosis. For more information, please visit www.veracyte.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements with respect to the company’s preliminary third quarter 2016 financial results, our reimbursement strategy and the results thereof, our belief that we exercised financial discipline and our expectations with respect to the timing of our commercial launch of Envisia and the benefits of that test. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the completion of our third quarter 2016 financial statements and adjustments that may result from that process, including auditor review; our ability to continue to exercise financial discipline; difficulties or delays commercializing Envisia; and the other risks set forth in the company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, Percepta, Envisia, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc.

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Source: Veracyte

Media:
Tracy Morris
650-380-4413
tracy.morris@veracyte.com

Investors:
Pam Lord
Canale Communications
619-849-6003
pam@canalecomm.com